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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   TARRIFF                           SCOTT                 L.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   ONE RAM RIDGE ROAD
--------------------------------------------------------------------------------
                                    (Street)

   SPRING VALLEY                       NY                10977
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)



________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     PHARMACEUTICAL RESOURCES, INC. (PRX)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year


     January 2, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

         PRESIDENT & CHIEF EXECUTIVE OFFICER OF PAR PHARMACEUTICAL, INC.
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                   2A.              Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
1.             2.                  Deemed           Code         ------------------------------- ing Reported   (D) or    Indirect
Title of       Transaction         Execution        (Instr. 8)                   (A)             Transaction    Indirect  Beneficial
Security       Date                Date, if any     ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)     (mm/dd/yy)          (mm/dd/yy)        Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/2/03                           M                1,100      A      $1.50                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/2/03                           S                  100      D      $29.60                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/2/03                           S                  100      D      $29.63                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/2/03                           S                  100      D      $29.64                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/2/03                           S                  600      D      $29.65                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/2/03                           S                  200      D      $29.80                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/3/03                           M               48,900      A      $1.50                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/3/03                           S               23,900      D      $29.50                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/3/03                           S                4,400      D      $29.35                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/3/03                           S                  700      D      $29.33                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/3/03                           S                4,900      D      $29.34     15,000       D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   1,500        I         By spouse
====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                           9.
                                                                                                           Number    10.
                                                                                                           of        Owner-
                                                                                                           Deriva-   ship
                                                                                                           tive      Form
               2.                                                                                          Securi-   of
               Conver-                            5.                             7.                        ties      Deriv-   11.
               sion                               Number of                      Title and Amount          Benefi-   ative    Nature
               or                3A               Derivative    6.               of Underlying     8.      cially    Secur-   of
               Exer-             Deem-   4.       Securities    Date             Securities        Price   Owned     ity:     In-
               cise     3.       ed Exe- Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-   Direct   direct
               Price    Trans-   cution  action   or Disposed   Expiration Date  ----------------  Deriv-  ing Re-   (D) or   Bene-
1.             of       action   Date,   Code     of(D)         (Month/Day/Year)         Amount    ative   ported    In-      ficial
Title of       Deriv-   Date     if any  Instr.   (Instr. 3,    ----------------         or        Secur-  Transac-  direct   Owner-
Derivative     ative    (Month/  (Month/ 8)       4 and 5)      Date     Expira-         Number    ity     tion      (I)      ship
Security       Secur-   Day/     Day/    ------   ------------  Exer-    tion            of        (Instr. (Instr.   (Instr.  (Instr
(Instr. 3)     ity      Year)    Year)   Code V   (A)   (D)     cisable  Date    Title   Shares    5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                      Common
Option to Buy   $1.50   1/2/03            M              1,100  (1)     1/5/03    Stock     50,000            48,900  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                      Common
Option to Buy   $1.50   1/3/03            M             48,900  (1)     1/5/03    Stock     48,900                 0  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                      Common
Option to Buy   $30.55  9/21/01                                 (2)     9/20/11   Stock    275,000           275,000  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                      Common
Option to Buy   $7.625  1/12/01                                 (3)     1/11/11   Stock     20,000            20,000  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     Common
Option to Buy   $25.85  7/29/02           A       V             (2)     7/28/09   Stock    200,000           200,000  D
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:
  (1) currently exercisable
  (2) 25% vest on the first anniversary of the date of grant and an additional 25% on each anniversary thereafter
  (3) 20% vest on the first anniversary of the date of grant and an additional 20% on each anniversary thereafter



   /s/ MARIAN E. GUSTAFSON                                JANUARY 6, 2003
--------------------------------------------            -----------------------
  **Signature of Reporting Person                             Date
  BY:  MARIAN E. GUSTAFSON
  FOR: SCOTT L. TARRIFF


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
 ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

o Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number